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                                                                     Exhibit 99



[LOGO] BANCINSURANCE
         CORPORATION


FOR IMMEDIATE RELEASE                            For Additional Information
                                                        Contact: John Sokol
                                                                 President
                                                                 (614) 228-2800

                       BANCINSURANCE CORPORATION ANNOUNCES
                 SUCCESSFUL COMPLETION OF TRUST PREFERRED ISSUE

COLUMBUS, Ohio (October 1, 2003) Bancinsurance Corporation (NASDAQ: BCIS), a specialty insurance holding company, announced today that it raised $7 million of capital through the issuance of floating rate trust preferred securities by BIC Statutory Trust II, a special purpose business trust subsidiary formed by Bancinsurance. The floating rate trust preferred securities were issued in connection with a pooled private placement offering.

The floating rate trust preferred securities pay interest quarterly at a rate equal to 3-month LIBOR plus 405 basis points, are redeemable at par on or after September 30, 2008 and mature on September 30, 2033. Under the terms of the transaction, Bancinsurance has guaranteed the payments due under the floating rate trust preferred securities.

Bancinsurance President John S. Sokol commented, "This financing is a cost-effective method to provide additional capital to Ohio Indemnity Company, our property/casualty subsidiary, to continue implementing the company's growth strategy."

The floating rate trust preferred securities were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. The Company's ultimate loss, creditor placed insurance and guaranteed auto protection products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company's surety products include bonds for unemployment insurance servicing commitments for national administrative firms that perform services for non-profit organizations as well as bail bond coverage.

With the exception of historical information, this press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, items which have been detailed from time to time in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 2002. Actual results may differ materially from management's expectations. All forward-looking statements made in this news release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.
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